EXHIBIT 10.1

Charming Shoppes, Inc.

Amendment 2009-1to the Severance Agreement

This AMENDMENT is dated as of April 1, 2009, between Charming Shoppes, Inc. (the “Company”) and __________ (the “Executive”).

WHEREAS, the Company and the Executive have entered into a Severance Agreement dated as of February 1, 2008 (the “Severance Agreement”), and the parties now wish to amend the Severance Agreement.

WHEREAS, Section 11.5 of the Severance Agreement provides that the Severance Agreement may be modified upon approval by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and agreement in writing by the Executive and an authorized officer of the Company.

WHEREAS, on February 10, 2009, the Committee approved the amendment to the Severance Agreement set forth below.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree that the Severance Agreement is hereby amended as follows:

1.	Article 5 is hereby deleted in its entirety and replaced with the following:

“Article 5. Application of 280G

5.1           Effect of Section 280G on Payments.  In the event a Change in Control occurs and the Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Payments”), and such benefits or payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 5.1.

5.2           Computation.   In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent accounting firm.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promugalted thereunder, including, but not limited to, the following:

(a)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm;

(b)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(c)	The value of the non-competition covenants contained in this Agreement shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Article 5, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.”

2.	The following Section 10.5 is hereby added:

10.5     Non-Disparagement.  During or after the term of his or her employment by the Company, (a) the Executive will not make any negative or disparaging statements about the professional or personal reputation of the Company, its officers, directors, or employees, except if testifying truthfully under oath pursuant to subpoena or other legal process, and (b) the Company will not make any negative or disparaging statements about the professional or personal reputation of the Executive except if testifying truthfully under oath pursuant to subpoena or other legal process.

3.	This amendment shall be effective as of April 1, 2009.

4.	In all respects not amended, the Severance Agreement is hereby ratified and confirmed.

CHARMING SHOPPES, INC.

By:______________________________
James Fogarty
Chief Executive Officer

EXECUTIVE

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